Exhibit 99.1
PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Finance & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-1998	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Announces Insurance Provider Policy
Reversal to Cover XLIF®
SAN DIEGO, February 26, 2010 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today that Aetna changed its spinal surgery policy to include coverage for the eXtreme Lateral Interbody Fusion, or XLIF procedure, published on February 26, 2010, a reversal from its previous policy that labeled XLIF as experimental and investigational.
The updated policy states that lateral interbody fusion is considered an acceptable method of performing a medically necessary anterior interbody fusion, in accordance with the North American Spine Society (NASS) recommendation letter dated January 5, 2010. NuVasive will update its reimbursement website accordingly.

About NuVasive
NuVasive is a medical device company focused on the design, development, and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused primarily on the $5.1 billion U.S. spine implant market. Additionally, the Company has expanded into the $1.7 billion global biologics market, the $1.7 billion international market, and is developing products for the emerging motion preservation market.
NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines four categories of products that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 55 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the risk that government or private payers may deny reimbursement to hospitals for use of the Company’s products; the risk that NuVasive may be unsuccessful in its efforts to convince government or private payers to provide adequate reimbursement for its products; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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